As filed with the Securities and Exchange Commission on August 15, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.
(Exact name of registrant as specified in its charter)

Delaware	98-0581100	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)
3000 South Business Highway 281
Alice, Texas 78332
(Address of principal executive offices)

FORBES ENERGY SERVICES LTD. 2017 MANAGEMENT INCENTIVE PLAN
(Full title of the plan)

John E. Crisp
Chairman, President and Chief Executive Officer
3000 South Business Highway 281
Alice, Texas 78332
(361) 664-0549
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
R. Clyde Parker, Jr., Esq.
Winstead PC
24 Waterway Avenue, Suite 500
The Woodlands, Texas 77380
(281) 681-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	750,000	$28.33	$21,247,500	$2,462.59

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, or the Securities Act, this registration statement is deemed to include additional shares of common stock issuable under the terms of the Plan by reason of any stock dividend, stock split, recapitalization or other similar increase or decrease in the number of common stock of Forbes Energy Services Ltd., or the Registrant, issued and outstanding.

(2)
The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act and is based on the value attributed to the common stock in connection with the Registrant’s emergence from bankruptcy pursuant to the prepackaged plan of reorganization of the Registrant and certain of its subsidiaries dated December 21, 2016, which became effective April 13, 2017.

EXPLANATORY NOTE
On March 29, 2017, an order confirming the prepackaged plan of reorganization, or the Plan, of the Registrant and certain of its subsidiaries or, collectively, the Company, dated December 21, 2016, as amended and supplemented, was entered by the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division. On April 13, 2017, or the Effective Date, the Company substantially consummated the Plan and emerged from their chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, (i) all existing equity interests (which include the Registrant’s prior common stock, par value $0.04 per share, the Registrant’s preferred stock, awards under the Registrant’s Incentive Compensation Plan effective May 19, 2008 and the Registrant’s 2012 Incentive Compensation Plan and the preferred stock purchase rights under the Rights Agreement dated as of May 19, 2008 and subsequently amended on July 8, 2013, between the Registrant and CIBC Mellon Trust Company, as rights agent) of the Registrant were extinguished without recovery.
Unless otherwise noted or suggested by the context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Registrant for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, including not reflecting the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Registrant’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Registrant from and after the Effective Date.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant, hereby incorporates by reference in this registration statement the following documents previously filed by the Registrant with the Commission:
(1) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on March 31, 2017;

(2) the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the Commission on April 27, 2017;
(3) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Commission on May 15, 2017;
(4) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Commission on August 14, 2017;
(5) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, January 23, March 21, March 31, April 18, May 19, and July 7, 2017; and
(6) the Registrant’s Registration Statement on Form 8-A (File No. 000-55770) filed with the Commission on April 18, 2017, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.
 Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Reference is made to Section 145, or Section 145, of the General Corporation Law of the State of Delaware, or the DGCL, which provides for indemnification of directors and officers in certain circumstances.
The Registrant’s certificate of incorporation, or the Certificate of Incorporation, contains a provision that is designed to limit the directors’ liability to the extent permitted by the DGCL and any amendments thereto. Specifically, the Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except the liability of the director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the Registrant’s rights and its stockholders’ rights, through stockholders’ derivative suits on the Registrant’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, except in the situations described above.
The Certificate of Incorporation and the second amended and restated bylaws of the Registrant also provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Registrant or another entity for which the director or officer serves at the Registrant’s request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have (i) acted in good faith and (ii) reasonably believed (1) in the case of conduct in such director’s or officer’s official capacity, that such director’s or officer’s conduct was in the Registrant’s best interests and (2) in any other case, that such director’s or officer’s conduct was not opposed to the Registrant’s best interests and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe such director’s or officer’s conduct was unlawful.
The Registrant maintains directors’ and officers’ liability insurance coverage which insures the Registrant, its subsidiaries and the elected officers and directors of the Registrant and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
See Index to Exhibits.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, Texas, on August 15, 2017.

FORBES ENERGY SERVICES LTD.

By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
We, the undersigned directors and officers of Forbes Energy Services Ltd., do hereby constitute and appoint John E. Crisp and L. Melvin Cooper and each of them our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, power and authority to sign for us or any of us in names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Crisp (John E. Crisp)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2017

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2017

/s/ Lawrence First (Lawrence First)	Director	August 15, 2017

/s/ Brett G. Wyard (Brett G. Wyard)	Director	August 15, 2017

/s/ Rome G. Arnold III (Rome G. Arnold III)	Director	August 15, 2017

/s/ Paul S. Butero (Paul S. Butero)	Director	August 15, 2017

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Certificate of Incorporation of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

4.2	Second Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

4.3	Specimen Certificate for the Registrant’s common stock, $0.01 par value (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

5.1*	Opinion of Winstead PC

10.1	Forbes Energy Services Ltd. 2017 Management Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 18, 2017).

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of BDO USA, LLP.

24.1	Power of Attorney (included in signature pages to this Registration Statement)

* Filed herewith.